Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section and other parts of this Current Report on Form 8-K (“Form 8-K”) contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2014 (“Form 10-K”) under the heading “Risk Factors,” which are incorporated herein by reference. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in Exhibit 99.2 in this Form 8-K. All information presented herein is based on the Company’s fiscal calendar. Unless otherwise stated, references to particular years, quarters, months or periods refer to the Company’s fiscal years ended in September and the associated quarters, months and periods of those fiscal years. Each of the terms the “Company” and “Apple” as used herein refers collectively to Apple Inc. and its wholly-owned subsidiaries, unless otherwise stated. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law.

Overview and Highlights

The Company designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players, and sells a variety of related software, services, accessories, networking solutions and third-party digital content and applications. The Company sells its products worldwide through its retail stores, online stores and direct sales force, as well as through third-party cellular network carriers, wholesalers, retailers and value-added resellers. In addition, the Company sells a variety of third-party iPhone, iPad, Mac and iPod compatible products, including application software, and various accessories through its online and retail stores. The Company sells to consumers; small and mid-sized businesses; and education, enterprise and government customers.

Fiscal 2014 Highlights

Net sales rose 7% or $11.9 billion during 2014 compared to 2013. This was driven by increases in net sales of iPhone, Mac and Services. Net sales and unit sales increased for iPhone primarily due to the successful introduction of iPhone 5s and 5c in the latter half of calendar year 2013, the successful launch of iPhone 6 and 6 Plus beginning in the fourth quarter of 2014, and expanded distribution. Mac net sales and unit sales increased primarily due to strong demand for MacBook Air and MacBook Pro which were updated in 2014 with faster processors and offered at lower prices. Net sales of Services grew primarily due to increased revenue from sales through the App Store, AppleCare and licensing. Growth in these areas was partially offset by the year-over-year decline in net sales for iPad due to lower unit sales in many markets, and a decline in net sales of Other Products. All of the Company’s operating segments other than the Rest of Asia Pacific segment experienced increased net sales in 2014, with growth being strongest in the Greater China and Japan operating segments.

During the first quarter of 2014, the Company introduced iPad Air, its fifth generation iPad and iPad mini with Retina display. At its Worldwide Developer Conference in June 2014, the Company announced iOS 8 and OS X Yosemite. In September 2014, the Company introduced iPhone 6 and 6 Plus, released iOS 8, announced Apple Pay, which became available in the U.S. in October 2014, and previewed Apple Watch, which is expected to be available in early calendar 2015. In October 2014, the Company introduced iPad Air 2, iPad mini 3, iMac with Retina 5K Display and an updated Mac mini; and released OS X Yosemite.

During 2014, the Company completed various business acquisitions, including the acquisitions of Beats Music, LLC, which offers a subscription streaming music service, and Beats Electronics, LLC, which makes Beats headphones, speakers and audio software.

In April 2014, the Company increased its share repurchase authorization to $90 billion and the quarterly dividend was raised to $0.47 per common share, resulting in an overall increase in its capital return program from $100 billion to over $130 billion. During 2014, the Company utilized $45 billion to repurchase its common stock and paid dividends and dividend equivalents of $11.1 billion. The current share repurchase program is expected to be completed by the end of December 2015. The Company also issued $12.0 billion of long-term debt during 2014 with varying maturities through 2044 and launched a commercial paper program, with $6.3 billion outstanding as of September 27, 2014.

Fiscal 2013 Highlights

Net sales rose 9% or $14.4 billion during 2013 compared to 2012. This resulted from growth in net sales of iPhone; Services; and iPad. Growth in 2013 reflected strong sales of iPhone 5, strong continuing sales of iPhone 4 and 4s, the introduction of iPhone 5c and 5s, strong performance of the iPad mini and fourth generation iPad, and continued growth in the Company’s online sales of apps, digital content and services. Growth in these areas was partially offset by declines in net sales of Mac and Other Products. All of the Company’s operating segments experienced increased net sales in 2013, with net sales growth being particularly strong in the Americas, Greater China and Japan operating segments. Growth in total net sales was higher during the first half of 2013, rising $12.6 billion or 14.7% over the same period in 2012. First half growth in 2013 was driven by iPhone and iPad introductions at or near the beginning of 2013.

During the first quarter of 2013, the Company introduced the fourth generation iPad and iPad mini, a new MacBook Pro with Retina display, a new iPod touch, a new iMac, and expanded the rollout of iPhone 5 which began in September 2012. In June 2013 at its Worldwide Developer Conference, the Company announced iOS 7 and OS X Mavericks, announced iTunes Radio, introduced a significant upgrade to MacBook Air, and provided a preview of all new Mac Pro desktops that were introduced during 2014. In September 2013, the Company introduced iPhone 5s and 5c, released iOS 7, launched iTunes Radio, and announced that beginning in September 2013 iPhoto, iMovie and iWork Apps for iOS would be available as free downloads with all new iPhone, iPad and iPod touch devices (“iOS devices”).

In April 2013, the Company announced a significant increase to its program to return capital to shareholders by raising the total amount it expected to utilize for the program through December 2015 to $100 billion. This included increasing its share repurchase authorization to $60 billion and raising its quarterly dividend to $0.44 per common share beginning in May 2013. During 2013, the Company utilized $23.0 billion to repurchase common shares and paid dividends of $10.5 billion or $1.64 per common share. In conjunction with its capital return program, in May 2013 the Company issued $17.0 billion of long-term debt with varying maturities through 2043.

Sales Data

In 2015, the Company changed its reportable operating segments and categorization of product-level net sales reporting to align with the way the business is currently managed and to better reflect its evolving products and services. The 2014, 2013 and 2012 presentation of this data has been reclassified to conform to the 2015 presentation.

The following table shows net sales by operating segment and net sales and unit sales by product during 2014, 2013 and 2012 (dollars in millions and units in thousands):

	2014	Change	2013	Change	2012
Net Sales by Operating Segment:
Americas	$80,095	4%	$77,093	8%	$71,060
Europe	44,285	8%	40,980	4%	39,326
Greater China	31,853	18%	27,016	14%	23,756
Japan	15,314	11%	13,782	26%	10,913
Rest of Asia Pacific	11,248	(7)%	12,039	5%	11,453

Total net sales	$182,795	7%	$170,910	9%	$156,508

Net Sales by Product:
iPhone (1)	$101,991	12%	$91,279	16%	$78,692
iPad (1)	30,283	(5)%	31,980	3%	30,945
Mac (1)	24,079	12%	21,483	(7)%	23,221
Services (2)	18,063	13%	16,051	25%	12,890
Other Products (1)(3)	8,379	(17)%	10,117	(6)%	10,760

Total net sales	$182,795	7%	$170,910	9%	$156,508

Unit Sales by Product:
iPhone	169,219	13%	150,257	20%	125,046
iPad	67,977	(4)%	71,033	22%	58,310
Mac	18,906	16%	16,341	(10)%	18,158

(1)	Includes deferrals and amortization of related non-software services and software upgrade rights.

(2)	Includes revenue from the iTunes Store, App Store, Mac App Store and iBooks Store (collectively “iTunes”), AppleCare, licensing and other services.

(3)	Includes sales of iPod, Apple TV, Beats Electronics and Apple-branded and third-party accessories.

The Company’s fiscal year is the 52 or 53-week period that ends on the last Saturday of September. The Company’s fiscal years 2014, 2013 and 2012 ended on September 27, 2014, September 28, 2013 and September 29, 2012, respectively. Both fiscal years 2014 and 2013 spanned 52 weeks. Fiscal year 2012 spanned 53 weeks, with a 14th week included in the first quarter of 2012, as is done approximately every six years to realign the Company’s fiscal quarters more closely to calendar quarters. Inclusion of the additional week in 2012 increased the Company’s overall net sales and operating expenses for the year.

Product Performance

iPhone

The following table presents iPhone net sales and unit sales information for 2014, 2013 and 2012 (dollars in millions and units in thousands):

	2014	Change	2013	Change	2012
Net sales	$101,991	12%	$91,279	16%	$78,692
Percentage of total net sales	56%		53%		50%
Unit sales	169,219	13%	150,257	20%	125,046

The year-over-year growth in iPhone net sales and unit sales in 2014 resulted primarily from the successful introduction of new iPhones in the latter half of calendar year 2013, the successful launch of iPhone 6 and 6 Plus beginning in September 2014, and expanded distribution. iPhone unit sales grew in all of the Company’s operating segments, while iPhone net sales grew in all segments except Rest of Asia Pacific. Overall average selling prices (“ASPs”) for iPhone were relatively flat in 2014 compared to 2013, with growth in ASPs in the Americas segment being offset by a decline in ASPs in the Greater China, Japan and Rest of Asia Pacific segments.

The growth in iPhone net sales and unit sales during 2013 resulted from increased demand for iPhone in all of the Company’s operating segments primarily due to the launch of iPhone 5 beginning in September 2012 and strong ongoing demand for iPhone 4 and 4s. All of the Company’s operating segments experienced increases in net sales and unit sales of iPhone during 2013 compared to 2012. The year-over-year impact of higher iPhone unit sales in 2013 was partially offset by a 3% decline in iPhone ASPs primarily as a result of a shift in product mix towards lower-priced iPhone models, particularly iPhone 4. All of the Company’s operating segments experienced a decline in iPhone ASPs during 2013.

iPad

The following table presents iPad net sales and unit sales information for 2014, 2013 and 2012 (dollars in millions and units in thousands):

	2014	Change	2013	Change	2012
Net sales	$30,283	(5)%	$31,980	3%	$30,945
Percentage of total net sales	17%		19%		20%
Unit sales	67,977	(4)%	71,033	22%	58,310

Net sales and unit sales for iPad declined in 2014 compared to 2013. iPad net sales and unit sales grew in the Greater China and Japan segments but this growth was more than offset by a decline in all other segments. Overall iPad ASPs were relatively flat in 2014 compared to 2013 with a shift in mix to higher-priced iPads being offset by the October 2013 price reduction of iPad mini. ASPs increased in the Japan and Rest of Asia Pacific segments but were slightly down in other segments.

The growth in net sales and unit sales of iPad during 2013 resulted from growth in iPad unit sales in all of the Company’s operating segments. This growth was driven by the launch of iPad mini and the fourth generation iPad beginning in the first quarter of 2013. The year-over-year growth rate of total iPad unit sales was significantly higher than the growth rate of total iPad net sales for 2013 due to a reduction in iPad ASPs of 15% in 2013 compared to 2012. This decline resulted primarily from introduction of the lower priced iPad mini and the full year impact of the price reduction on iPad 2 made in 2012. The decline in iPad ASPs was experienced to various degrees by all of the Company’s operating segments.

Mac

The following table presents Mac net sales and unit sales information for 2014, 2013 and 2012 (dollars in millions and units in thousands):

	2014	Change	2013	Change	2012
Net sales	$24,079	12%	$21,483	(7)%	$23,221
Percentage of total net sales	13%		13%		15%
Unit sales	18,906	16%	16,341	(10)%	18,158

The year-over-year growth in Mac net sales and unit sales for 2014 was primarily driven by increased sales of MacBook Air, MacBook Pro and Mac Pro. Mac net sales and unit sales increased in all of the Company’s operating segments. Mac ASPs decreased during 2014 compared to 2013 primarily due to price reductions on certain Mac models and a shift in mix towards Mac portable systems.

Mac net sales and unit sales for 2013 were down or relatively flat in all of the Company’s operating segments. Mac ASPs increased slightly partially offsetting the impact of lower unit sales on net sales. The decline in Mac unit sales and net sales reflected the overall weakness in the market for personal computers.

Services

The following table presents net sales information of Services for 2014, 2013 and 2012 (dollars in millions):

	2014	Change	2013	Change	2012
Net sales	$18,063	13%	$16,051	25%	$12,890
Percentage of total net sales	10%		9%		8%

The increase in net sales of Services in 2014 compared to 2013 was primarily due to growth in net sales from iTunes, AppleCare and licensing. iTunes generated a total of $10.2 billion in net sales during 2014 compared to $9.3 billion during 2013. Growth in net sales from iTunes was driven by increases in revenue from app sales reflecting continued growth in the installed base of iOS devices and the expanded offerings of iOS apps and related in-app purchases. This was partially offset by a decline in sales of digital music.

The increase in net sales of Services in 2013 compared to 2012 was primarily due to growth in net sales from iTunes, AppleCare and licensing. iTunes generated a total of $9.3 billion in net sales during 2013, a 24% increase from 2012. Growth from iTunes reflected continued growth in the installed base of iOS devices, expanded offerings of iOS apps and related in-app purchases, and expanded offerings of iTunes digital content.

Segment Operating Performance

The Company manages its business primarily on a geographic basis. As the Company continues to expand its business, management believes collaboration across its online, retail and indirect channels is integral to better serving its customers and optimizing its financial results. In 2015, the Company’s management began reporting business performance and making decisions primarily on a geographic basis, including the results of its retail stores in each respective geographic segment. Accordingly, to align with the way the business is currently managed, the Company’s reportable operating segments now consist of the Americas, Europe, Greater China, Japan and Rest of Asia Pacific. Retail is no longer reported as a separate reportable operating segment. The Americas segment includes both North and South America. The Europe segment includes European countries, as well as India, the Middle East and Africa. The Greater China segment includes China, Hong Kong and Taiwan. The Rest of Asia Pacific segment includes Australia and Asian countries, other than those countries included in the Company’s other operating segments. Each operating segment provides similar hardware and software products and similar services. Further information regarding the Company’s operating segments may be found in Exhibit 99.2 of this Form 8-K in the Notes to Consolidated Financial Statements in Note 11, “Segment Information and Geographic Data.”

Americas

The following table presents Americas net sales information for 2014, 2013 and 2012 (dollars in millions):

	2014	Change	2013	Change	2012
Net sales	$80,095	4%	$77,093	8%	$71,060
Percentage of total net sales	44%		45%		45%

The growth in the Americas segment in 2014 was due to increased net sales of iPhone, Mac and Services that were partially offset by a decline in net sales of iPad and Other Products and weakness in foreign currencies relative to the U.S. dollar compared to 2013. iPhone growth resulted primarily from the successful introduction of iPhone 5s and 5c in September 2013 and the successful launch of iPhone 6 and 6 Plus in September 2014. Mac growth was driven primarily by increased net sales and unit sales of MacBook Air and Mac Pro.

The growth in the Americas segment net sales during 2013 was driven by increased sales of iPhone following the introduction of iPhone 5 in September 2012 and iPhone 5s and 5c in September 2013, increased sales from iTunes, and increased sales of iPad, particularly iPad mini. These increases were partially offset by a decrease in net sales of Mac and Other Products and a decline in iPad ASPs.

Europe

The following table presents Europe net sales information for 2014, 2013 and 2012 (dollars in millions):

	2014	Change	2013	Change	2012
Net sales	$44,285	8%	$40,980	4%	$39,326
Percentage of total net sales	24%		24%		25%

The growth in the Europe segment in 2014 was due to increased net sales of iPhone, Mac and Services, as well as strength in European currencies relative to the U.S. dollar, partially offset by a decline in net sales of iPad. iPhone growth resulted primarily from the successful introduction of iPhone 5s and 5c in the second half of calendar 2013 and the successful launch of iPhone 6 and 6 Plus in over 20 countries in Europe in September 2014. Mac growth was driven primarily by increased net sales and unit sales of MacBook Air, MacBook Pro and Mac Pro.

The growth in net sales in the Europe segment during 2013 was primarily driven by increased sales of iPhone, iPad and higher net sales from iTunes. These increases were partially offset by decreases in net sales of Mac and Other Products and a decline in iPad ASPs. Net sales in the Europe segment continued to be negatively impacted by unfavorable economic conditions in parts of the region reflected by second half 2013 net sales falling 4% compared to the second half of 2012, which followed an 11% increase in net sales during the first half of 2013.

Greater China

The following table presents Greater China net sales information for 2014, 2013 and 2012 (dollars in millions):

	2014	Change	2013	Change	2012
Net sales	$31,853	18%	$27,016	14%	$23,756
Percentage of total net sales	17%		16%		15%

The Greater China segment experienced year-over-year growth in net sales in 2014 that was significantly higher than the growth rate for the Company overall. Greater China growth was driven by higher unit sales and net sales of all major product categories, in addition to higher net sales of Services. Growth in net sales and unit sales of iPhone was especially strong, driven by the successful launch of iPhone 5s and 5c in Mainland China and Hong Kong in September 2013, the successful launch of iPhone 6 and 6 Plus in Hong Kong in September 2014, increased demand for the Company’s entry-priced iPhones and the addition of a significant new carrier in the second quarter of 2014.

The growth in net sales in the Greater China segment during 2013 resulted from two major iPhone introductions during the year, iPhone 5 in December 2012 and iPhone 5c and 5s in September 2013. Further contributing to the growth in 2013 was the introduction of the fourth generation iPad and iPad mini during the second quarter of 2013 and an increase in iPhone channel inventory as of the end of 2013 compared to the end of 2012. While net sales in the Greater China segment were up 14% for all of 2013, net sales for the second half of 2013 declined 3% compared to the second half of 2012.

Japan

The following table presents Japan net sales information for 2014, 2013 and 2012 (dollars in millions):

	2014	Change	2013	Change	2012
Net sales	$15,314	11%	$13,782	26%	$10,913
Percentage of total net sales	8%		8%		7%

In 2014 the Japan segment generated year-over-year increases in net sales and unit sales of every major product category and experienced growth in net sales of Services. The year-over-year growth in iPhone was driven by the successful launch of iPhone 5s and 5c in September 2013, the successful launch of iPhone 6 and 6 Plus in September 2014, increased demand for the Company’s entry-priced iPhones and the addition of a significant new carrier in the fourth quarter of 2013. These positive factors were partially offset by weakness in the Japanese Yen relative to the U.S. dollar.

The increase in net sales in the Japan segment during 2013 reflected significant increases in unit volumes of iPhone and iPad, strong growth from iTunes net sales and an increase in iPhone channel inventory as of the end of 2013 compared to the end of 2012. These positive factors were partially offset by declines in ASPs for iPhone and iPad and by weakness in the Japanese Yen relative to the U.S. dollar.

Rest of Asia Pacific

The following table presents Rest of Asia Pacific net sales information for 2014, 2013 and 2012 (dollars in millions):

	2014	Change	2013	Change	2012
Net sales	$11,248	(7)%	$12,039	5%	$11,453
Percentage of total net sales	6%		7%		7%

Net sales in the Rest of Asia Pacific segment declined in 2014 compared to 2013 due to year-over-year reductions in net sales in all major product categories except Mac and reductions in unit sales of iPad. Net sales in 2014 were also negatively affected by the weakness in several foreign currencies relative to the U.S. dollar, including the Australian dollar.

The year-over-year growth in Rest of Asia Pacific segment net sales during 2013 was primarily driven by the launch of iPhone 5 and higher sales from iTunes, partially offset by a decrease in net sales of iPad and Mac.

Gross Margin

Gross margin for 2014, 2013 and 2012 are as follows (dollars in millions):

	2014	2013	2012
Net sales	$182,795	$170,910	$156,508
Cost of sales	112,258	106,606	87,846

Gross margin	$70,537	$64,304	$68,662

Gross margin percentage	38.6%	37.6%	43.9%

The year-over-year increase in the gross margin percentage in 2014 was driven by multiple factors including lower commodity costs, a favorable shift in mix to products with higher margins and improved leverage on fixed costs from higher net sales, which was partially offset by the weakness in several foreign currencies relative to the U.S. dollar, price reductions on select products and higher cost structures on certain new products.

The year-over-year decrease in gross margin in 2013 compared to 2012 was driven by multiple factors including introduction of new versions of existing products with higher cost structures and flat or reduced pricing; a shift in sales mix to products with lower margins; introduction of iPad mini with gross margin significantly below the Company’s average product margins; higher expenses associated with changes to certain of the Company’s service policies and other warranty costs; price reductions on certain products, including iPad 2 and iPhone 4; and unfavorable impact from foreign exchange fluctuations.

The Company anticipates gross margin during the first quarter of 2015 to be between 37.5% and 38.5%. The foregoing statement regarding the Company’s expected gross margin percentage in the first quarter of 2015 is forward-looking and could differ from actual results. The Company’s future gross margins can be impacted by multiple factors including, but not limited to those set forth in Part I, Item 1A of the Form 10-K under the heading “Risk Factors” and those described in this paragraph. In general, the Company believes gross margins will remain under downward pressure due to a variety of factors, including continued industry wide global product pricing pressures, increased competition, compressed product life cycles, product transitions, potential increases in the cost of components and potential strengthening of the U.S. dollar, as well as potential increases in the costs of outside manufacturing services and a potential shift in the Company’s sales mix towards products with lower gross margins. In response to competitive pressures, the Company expects it will continue to take product pricing actions, which would adversely affect gross margins. Gross margins could also be affected by the Company’s ability to manage product quality and warranty costs effectively and to stimulate demand for certain of its products. Due to the Company’s significant international operations, financial results can be significantly affected by fluctuations in exchange rates.

Operating Expenses

Operating expenses for 2014, 2013 and 2012 are as follows (dollars in millions):

	2014	Change	2013	Change	2012
Research and development	$6,041	35%	$4,475	32%	$3,381
Percentage of total net sales	3%		3%		2%

Selling, general and administrative	$11,993	11%	$10,830	8%	$10,040
Percentage of total net sales	7%		6%		6%

Total operating expenses	$18,034	18%	$15,305	14%	$13,421
Percentage of total net sales	10%		9%		9%

Research and Development (“R&D”) Expense

The year-over-year growth in 2014 and 2013 R&D expense was driven primarily by an increase in headcount and related expenses, including share-based compensation costs and machinery and equipment to support expanded R&D activities. The Company continues to believe that focused investments in R&D are critical to its future growth and competitive position in the marketplace and are directly related to timely development of new and enhanced products that are central to the Company’s core business strategy. As such, the Company expects to make further investments in R&D to remain competitive.

Selling, General and Administrative (“SG&A”) Expense

The growth in SG&A expense during 2014 compared to 2013 was primarily due to increased headcount and related expenses, including share-based compensation costs; higher spending on marketing, advertising and professional services; and the Company’s continued expansion of its retail stores. The growth in SG&A during 2013 compared to 2012 was primarily due to the Company’s continued expansion of its retail stores and increased headcount and related expenses, partially offset by decreased spending on professional services.

Other Income and Expense

Other income and expense for 2014, 2013 and 2012 are as follows (dollars in millions):

	2014	Change	2013	Change	2012
Interest and dividend income	$1,795		$1,616		$1,088
Interest expense	(384)		(136)		0
Other expense, net	(431)		(324)		(566)

Total other income/(expense), net	$980	(15)%	$1,156	121%	$522

The decrease in other income and expense during 2014 compared to 2013 was due primarily to higher interest expense on debt and higher expenses associated with foreign exchange rate movements, partially offset by lower premium expenses on foreign exchange contracts and higher interest income. The year-over-year increase in other income and expense during 2013 was due primarily to higher interest and dividend income resulting from the Company’s higher cash, cash equivalents and marketable securities balances and lower premium expenses on foreign exchange contracts, partially offset by interest expense on debt issued in the third quarter of 2013 and higher expenses associated with foreign exchange rate movements. The weighted-average interest rate earned by the Company on its cash, cash equivalents and marketable securities was 1.11%, 1.03% and 1.03% during 2014, 2013 and 2012, respectively. The Company had no debt outstanding during 2012 and accordingly did not incur any related interest expense.

Provision for Income Taxes

Provision for income taxes and effective tax rates for 2014, 2013 and 2012 are as follows (dollars in millions):

	2014	2013	2012
Provision for income taxes	$13,973	$13,118	$14,030
Effective tax rate	26.1%	26.2%	25.2%

The Company’s effective tax rates for all years differ from the statutory federal income tax rate of 35% due primarily to certain undistributed foreign earnings, a substantial portion of which was generated by subsidiaries organized in Ireland, for which no U.S. taxes are provided because such earnings are intended to be indefinitely reinvested outside the U.S.

As of September 27, 2014, the Company had deferred tax assets arising from deductible temporary differences, tax losses and tax credits of $5.1 billion and deferred tax liabilities of $20.3 billion. Management believes it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with future reversals of existing taxable temporary differences, will be sufficient to fully recover the deferred tax assets. The Company will continue to evaluate the realizability of deferred tax assets quarterly by assessing the need for and the amount of a valuation allowance.

During the fiscal year ended September 27, 2014, the U.S. Internal Revenue Service (“IRS”) concluded its review of the years 2004 through 2009. The IRS is currently examining the years 2010 through 2012. In addition, the Company is subject to audits by state, local and foreign tax authorities. Management believes that adequate provisions have been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income taxes in the period such resolution occurs.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. ASU 2014-09 will be effective for the Company beginning in its first quarter of 2018. Early adoption is not permitted. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is currently evaluating the impact of adopting the new revenue standard on its consolidated financial statements.

Liquidity and Capital Resources

The following table presents selected financial information and statistics as of and for the years ended September 27, 2014, September 28, 2013 and September 29, 2012 (in millions):

	2014	2013	2012
Cash, cash equivalents and marketable securities	$155,239	$146,761	$121,251
Property, plant and equipment, net	$20,624	$16,597	$15,452
Long-term debt	$28,987	$16,960	$0
Working capital	$5,083	$29,628	$19,111

Cash generated by operating activities	$59,713	$53,666	$50,856
Cash used in investing activities	$(22,579)	$(33,774)	$(48,227)
Cash used in financing activities	$(37,549)	$(16,379)	$(1,698)

The Company believes its existing balances of cash, cash equivalents and marketable securities will be sufficient to satisfy its working capital needs, capital asset purchases, outstanding commitments and other liquidity requirements associated with its existing operations over the next 12 months. To provide additional flexibility in managing liquidity, the Company began accessing the commercial paper markets in the third quarter of 2014. The Company currently anticipates the cash used for future dividends and the share repurchase program will come from its current domestic cash, cash generated from on-going U.S. operating activities and from borrowings.

As of September 27, 2014 and September 28, 2013, $137.1 billion and $111.3 billion, respectively, of the Company’s cash, cash equivalents and marketable securities were held by foreign subsidiaries and are generally based in U.S. dollar-denominated holdings. Amounts held by foreign subsidiaries are generally subject to U.S. income taxation on repatriation to the U.S. The Company’s marketable securities investment portfolio is invested primarily in highly-rated securities and its investment policy generally limits the amount of credit exposure to any one issuer. The policy requires investments generally to be investment grade with the objective of minimizing the potential risk of principal loss.

During 2014, cash generated from operating activities of $59.7 billion was a result of $39.5 billion of net income, non-cash adjustments to net income of $13.2 billion and an increase in net change in operating assets and liabilities of $7.0 billion. Cash used in investing activities of $22.6 billion during 2014 consisted primarily of cash used for purchases of marketable securities, net of sales and maturities, of $9.0 billion; cash used to acquire property, plant and equipment of $9.6 billion; and cash paid for business acquisitions, net of cash acquired, of $3.8 billion. Cash used in financing activities of $37.5 billion during 2014 consisted primarily of cash used to repurchase common stock of $45.0 billion and cash used to pay dividends and dividend equivalents of $11.1 billion, partially offset by net proceeds from the issuance of long-term debt and commercial paper of $12.0 billion and $6.3 billion, respectively.

During 2013, cash generated from operating activities of $53.7 billion was a result of $37.0 billion of net income, non-cash adjustments to net income of $10.2 billion and an increase in net change in operating assets and liabilities of $6.5 billion. Cash used in investing activities of $33.8 billion during 2013 consisted primarily of cash used for purchases of marketable securities, net of sales and maturities, of $24.0 billion and cash used to acquire property, plant and equipment of $8.2 billion. Cash used in financing activities of $16.4 billion during 2013 consisted primarily of cash used to repurchase common stock of $22.9 billion and cash used to pay dividends and dividend equivalents of $10.6 billion, partially offset by net proceeds from the issuance of long-term debt of $16.9 billion.

Capital Assets

The Company’s capital expenditures were $11.0 billion during 2014. The Company anticipates utilizing approximately $13.0 billion for capital expenditures during 2015, which includes product tooling and manufacturing process equipment; data centers; corporate facilities and infrastructure, including information systems hardware, software and enhancements; and retail store facilities.

Debt

In April 2014, the Board of Directors authorized the Company to issue unsecured short-term promissory notes (“Commercial Paper”) pursuant to a commercial paper program. The Company intends to use the net proceeds from the commercial paper program for general corporate purposes, including dividends and share repurchases. As of September 27, 2014, the Company had $6.3 billion of Commercial Paper outstanding, with a weighted-average interest rate of 0.12% and maturities generally less than nine months.

In the third quarter of 2014 and 2013, the Company issued $12.0 billion and $17.0 billion of long-term debt, respectively. The debt issuances included floating- and fixed-rate notes with varying maturities for an aggregate principal amount of $29.0 billion (collectively the “Notes”). The Company has entered, and may enter in the future, into interest rate swaps to manage interest rate risk on the Notes. Interest rate swaps allow the Company to effectively convert fixed-rate payments into floating-rate payments or floating-rate payments into fixed-rate payments. In the third quarter of 2014, the Company entered into interest rate swaps with an aggregate notional amount of $9.0 billion, which effectively converted most of the fixed-rate notes into floating-rate notes, and in the third quarter of 2013, the Company entered into interest rate swaps with an aggregate notional amount of $3.0 billion, which effectively converted the floating-rate notes into fixed-rate notes.

Capital Return Program

In April 2014, the Company’s Board of Directors increased the share repurchase program authorization from $60 billion to $90 billion of the Company’s common stock, of which $67.9 billion had been utilized as of September 27, 2014. The share repurchase program is expected to be completed by the end of December 2015. The Company’s share repurchase program does not obligate it to acquire any specific number of shares. Under the program, shares may be repurchased in privately negotiated or open market transactions, including under plans complying with Rule 10b5-1 under the Exchange Act.

The increase to the Company’s share repurchase program authorization resulted in a total capital return program of over $130 billion. The Company expects to complete the capital return program by the end of December 2015 by paying dividends and dividend equivalents, repurchasing shares and remitting withheld taxes related to net share settlement of restricted stock units. To assist in funding its capital return program, the Company expects to access the debt markets, both domestically and internationally.

The following table presents the Company’s dividends, dividend equivalents, share repurchases and net share settlement activity from the start of the capital return program in August 2012 through September 2014 (in millions):

	Dividends and Dividend Equivalents Paid	Accelerated Share Repurchases	Open Market Share Repurchases	Taxes Related to Settlement of Equity Awards	Total
2014	$11,126	$21,000	$24,000	$1,158	$57,284
2013	10,564	13,950	9,000	1,082	34,596
2012	2,488	0	0	56	2,544

Total	$24,178	$34,950	$33,000	$2,296	$94,424

Off-Balance Sheet Arrangements and Contractual Obligations

The Company has not entered into any transactions with unconsolidated entities whereby the Company has financial guarantees, subordinated retained interests, derivative instruments, or other contingent arrangements that expose the Company to material continuing risks, contingent liabilities, or any other obligation under a variable interest in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to the Company, or engages in leasing, hedging, or R&D services with the Company.

The following table presents certain payments due by the Company under contractual obligations with minimum firm commitments as of September 27, 2014, and excludes amounts already recorded on the Consolidated Balance Sheet, except for long-term debt (in millions):

	Payments Due in Less Than 1 Year	Payments Due in 1-3 Years	Payments Due in 4-5 Years	Payments Due in More Than 5 Years	Total
Long-term debt	$0	$5,000	$9,000	$15,000	$29,000
Operating leases	662	1,321	1,127	1,877	4,987
Purchase commitments	24,529	0	0	0	24,529
Other obligations	2,056	1,276	19	0	3,351

Total	$27,247	$7,597	$10,146	$16,877	$61,867

Operating Leases

The Company’s major facility leases are typically for terms not exceeding 10 years and generally contain multi-year renewal options. Leases for retail space are for terms ranging from five to 20 years, the majority of which are for 10 years, and often contain multi-year renewal options. As of September 27, 2014, the Company’s total future minimum lease payments under noncancelable operating leases were $5.0 billion, of which $3.6 billion related to leases for retail space.

Purchase Commitments

The Company utilizes several outsourcing partners to manufacture sub-assemblies for the Company’s products and to perform final assembly and testing of finished products. These outsourcing partners acquire components and build product based on demand information supplied by the Company, which typically covers periods up to 150 days. The Company also obtains individual components for its products from a wide variety of individual suppliers. Consistent with industry practice, the Company acquires components through a combination of purchase orders, supplier contracts and open orders based on projected demand information. Where appropriate, the purchases are applied to inventory component prepayments that are outstanding with the respective supplier.

Other Obligations

The Company’s other obligations were comprised mainly of commitments to acquire capital assets, including product tooling and manufacturing process equipment and commitments related to advertising, R&D, Internet and telecommunications services and other obligations.

The Company’s other non-current liabilities in the Consolidated Balance Sheets consist primarily of deferred tax liabilities, gross unrecognized tax benefits and the related gross interest and penalties. As of September 27, 2014, the Company had non-current deferred tax liabilities of $20.3 billion. Additionally, as of September 27, 2014, the Company had gross unrecognized tax benefits of $4.0 billion and an additional $630 million for gross interest and penalties classified as non-current liabilities. At this time, the Company is unable to make a reasonably reliable estimate of the timing of payments in individual years in connection with these tax liabilities; therefore, such amounts are not included in the above contractual obligation table.

Indemnification

The Company generally does not indemnify end-users of its operating system and application software against legal claims that the software infringes third-party intellectual property rights. Other agreements entered into by the Company sometimes include indemnification provisions under which the Company could be subject to costs and/or damages in the event of an infringement claim against the Company or an indemnified third-party. However, the Company has not been required to make any significant payments resulting from such an infringement claim asserted against it or an indemnified third-party. In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss with respect to indemnification of end-users of its operating system or application software for infringement of third-party intellectual property rights. The Company did not record a liability for infringement costs related to indemnification as of September 27, 2014 or September 28, 2013.

The Company has entered into indemnification agreements with its directors and executive officers. Under these agreements, the Company has agreed to indemnify such individuals to the fullest extent permitted by law against liabilities that arise by reason of their status as directors or officers and to advance expenses incurred by such individuals in connection with related legal proceedings. It is not possible to determine the maximum potential amount of payments the Company could be required to make under these agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each claim. However, the Company maintains directors and officers liability insurance coverage to reduce its exposure to such obligations and payments made under these agreements historically have not been material.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Note 1, “Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements in Exhibit 99.2 in this Form 8-K describes the significant accounting policies and methods used in the preparation of the Company’s consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are those related to revenue recognition, valuation and impairment of marketable securities, inventory valuation and valuation of manufacturing-related assets and estimated purchase commitment cancellation fees, warranty costs, income taxes and legal and other contingencies. Management considers these policies critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters. The Company’s senior management has reviewed these critical accounting policies and related disclosures with the Audit and Finance Committee of the Company’s Board of Directors.

Revenue Recognition

Net sales consist primarily of revenue from the sale of hardware, software, digital content and applications, accessories, and service and support contracts. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collection is probable. Product is considered delivered to the customer once it has been shipped and title, risk of loss and rewards of ownership have been transferred. For most of the Company’s product sales, these criteria are met at the time the product is shipped. For online sales to individuals, for some sales to education customers in the U.S., and for certain other sales, the Company defers revenue until the customer receives the product because the Company retains a portion of the risk of loss on these sales during transit. The Company recognizes revenue from the sale of hardware products, software bundled with hardware that is essential to the functionality of the hardware and third-party digital content sold on the iTunes Store in accordance with general revenue recognition accounting guidance. The Company recognizes revenue in accordance with industry specific software accounting guidance for the following types of sales transactions: (i) standalone sales of software products, (ii) sales of software upgrades and (iii) sales of software bundled with hardware not essential to the functionality of the hardware.

For multi-element arrangements that include hardware products containing software essential to the hardware product’s functionality, undelivered software elements that relate to the hardware product’s essential software and/or undelivered non-software services, the Company allocates revenue to all deliverables based on their relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price (“TPE”) and (iii) best estimate of selling price (“ESP”). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. ESPs reflect the Company’s best estimates of what the selling prices of elements would be if they were sold regularly on a stand-alone basis.

For sales of qualifying versions of iOS devices, Mac and Apple TV, the Company has indicated it may from time to time provide future unspecified software upgrades and features free of charge to customers. The Company also provides various non-software services to owners of qualifying versions of iOS devices and Mac. Because the Company has neither VSOE nor TPE for the unspecified software upgrade rights or the non-software services, revenue is allocated to these rights and services based on the Company’s ESPs. Revenue allocated to the unspecified software upgrade rights and non-software services based on the Company’s ESPs is deferred and recognized on a straight-line basis over the estimated period the software upgrades and non-software services are expected to be provided for each of these devices, which ranges from two to four years.

The Company’s process for determining ESPs involves management’s judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable. Should future facts and circumstances change, the Company’s ESPs and the future rate of related amortization for software upgrades and non-software services related to future sales of these devices could change. Factors subject to change include the unspecified software upgrade rights offered, the estimated value of unspecified software upgrade rights, the estimated or actual costs incurred to provide non-software services and the estimated period software upgrades and non-software services are expected to be provided.

The Company records reductions to revenue for estimated commitments related to price protection and other customer incentive programs. For transactions involving price protection, the Company recognizes revenue net of the estimated amount to be refunded, provided the refund amount can be reasonably and reliably estimated and the other conditions for revenue recognition have been met. The Company’s policy requires that, if refunds cannot be reliably estimated, revenue is not recognized until reliable estimates can be made or the price protection lapses. For the Company’s other customer incentive programs, the estimated cost is recognized at the later of the date at which the Company has sold the product or the date at which the program is offered. The Company also records reductions to revenue for expected future product returns based on the Company’s historical experience. Future market conditions and product transitions may require the Company to increase customer incentive programs that could result in reductions to future revenue. Additionally, certain customer incentive programs require management to estimate the number of customers who will actually redeem the incentive. Management’s estimates are based on historical experience and the specific terms and conditions of particular incentive programs. If a greater than estimated proportion of customers redeems such incentives, the Company would be required to record additional reductions to revenue, which would have an adverse impact on the Company’s results of operations.

Valuation and Impairment of Marketable Securities

The Company’s investments in available-for-sale securities are reported at fair value. Unrealized gains and losses related to changes in the fair value of securities are recognized in accumulated other comprehensive income, net of tax, in the Company’s Consolidated Balance Sheets. Changes in the fair value of available-for-sale securities impact the Company’s net income only when such securities are sold or an other-than-temporary impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of each security’s cost basis. The Company regularly reviews its investment portfolio to determine if any security is other-than-temporarily impaired, which would require the Company to record an impairment charge in the period any such determination is made. In making this judgment, the Company evaluates, among other things, the duration and extent to which the fair value of a security is less than its cost; the financial condition of the issuer and any changes thereto; and the Company’s intent to sell, or whether it will more likely than not be required to sell, the security before recovery of its amortized cost basis. The Company’s assessment on whether a security is other-than-temporarily impaired could change in the future due to new developments or changes in assumptions related to any particular security.

Inventory Valuation and Valuation of Manufacturing-Related Assets and Estimated Purchase Commitment Cancellation Fees

The Company must order components for its products and build inventory in advance of product shipments and has invested in manufacturing process equipment, including capital assets held at its suppliers’ facilities. In addition, the Company has made prepayments to certain of its suppliers associated with long-term supply agreements to secure supply of inventory components. The Company records a write-down for inventories of components and products, including third-party products held for resale, which have become obsolete or are in excess of anticipated demand or net realizable value. The Company performs a detailed review of inventory that considers multiple factors including demand forecasts, product life cycle status, product development plans, current sales levels and component cost trends. The Company also reviews its manufacturing-related capital assets and inventory prepayments for impairment whenever events or circumstances indicate the carrying amount of such assets may not be recoverable. If the Company determines that an asset is not recoverable, it records an impairment loss equal to the amount by which the carrying value of such an asset exceeds its fair value.

The industries in which the Company competes are subject to a rapid and unpredictable pace of product and component obsolescence and demand changes. In certain circumstances the Company may be required to record additional write-downs of inventory, inventory prepayments and/or manufacturing-related capital assets. These circumstances include future demand or market conditions for the Company’s products being less favorable than forecasted, unforeseen technological changes or changes to the Company’s product development plans that negatively impact the utility of any of these assets, or significant deterioration in the financial condition of one or more of the Company’s suppliers that hold any of the Company’s manufacturing process equipment or to whom the Company has made an inventory prepayment. Such write-downs would adversely affect the Company’s results of operations in the period when the write-downs were recorded.

The Company records accruals for estimated cancellation fees related to component orders that have been cancelled or are expected to be cancelled. Consistent with industry practice, the Company acquires components through a combination of purchase orders, supplier contracts and open orders in each case based on projected demand. Where appropriate, the purchases are applied to inventory component prepayments that are outstanding with the respective supplier. Purchase commitments typically cover the Company’s forecasted component and manufacturing requirements for periods up to 150 days. If there is an abrupt and substantial decline in demand for one or more of the Company’s products, if the Company’s product development plans change, or if there is an unanticipated change in technological requirements for any of the Company’s products, then the Company may be required to record additional accruals for cancellation fees that would adversely affect its results of operations in the period when the cancellation fees are identified and recorded.

Warranty Costs

The Company provides for the estimated cost of warranties at the time the related revenue is recognized based on historical and projected warranty claim rates, historical and projected cost-per-claim and knowledge of specific product failures that are outside of the Company’s typical experience. Each quarter, the Company re-evaluates these estimates to assess the adequacy of its recorded warranty liabilities considering the size of the installed base of products subject to warranty protection and adjusts the amounts as necessary. If actual product failure rates or repair costs differ from estimates, revisions to the estimated warranty liabilities would be required and could materially affect the Company’s results of operations.

Income Taxes

The Company records a tax provision for the anticipated tax consequences of the reported results of operations. The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Management believes it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with future reversals of existing taxable temporary differences, will be sufficient to fully recover the deferred tax assets. In the event that the Company determines all or part of the net deferred tax assets are not realizable in the future, the Company will make an adjustment to the valuation allowance that would be charged to earnings in the period such determination is made. In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of GAAP and complex tax laws. Resolution of these uncertainties in a manner inconsistent with management’s expectations could have a material impact on the Company’s financial condition and operating results.

Legal and Other Contingencies

As discussed in Part I, Item 3 of the Form 10-K under the heading “Legal Proceedings” and in Exhibit 99.2 of this Form 8-K in the Notes to Consolidated Financial Statements in Note 10, “Commitments and Contingencies,” the Company is subject to various legal proceedings and claims that arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount is reasonably estimable. There is significant judgment required in both the probability determination and as to whether an exposure can be reasonably estimated. In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss, or a material loss in excess of a recorded accrual, with respect to loss contingencies for legal and other contingencies. However, the outcome of legal proceedings and claims brought against the Company is subject to significant uncertainty. Therefore, although management considers the likelihood of such an outcome to be remote, if one or more of these legal matters were resolved against the Company in a reporting period for amounts in excess of management’s expectations, the Company’s consolidated financial statements for that reporting period could be materially adversely affected.